Exhibit 21.1

List of Subsidiaries of the Registrant

Entity	Jurisdiction
Nutrigel Pty Ltd	Australia
Nutrigel Unit Trust	Australia
Sport Supplements Pty Ltd	Australia
Sport Supplements Unit Trust	Australia